Exhibit 99

Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

                                                                [Micrel Logo]

Press Release
         MICREL REPORTS SEQUENTIAL INCREASE IN REVENUES AND GROSS MARGIN

 -  Revenues Increased 2 Percent Sequentially to $62.1 Million
 -  Gross Margin Increased to 51.8%; Highest Quarterly Level in Four Years
 - Balance Sheet Strong With Sequential Decrease in Inventory to 94 Days and DSOs to 46 Days

San Jose, CA, July 27, 2005 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the quarter ended June 30, 2005. Micrel's second quarter revenues of $62.1 million increased 2 percent from the first quarter of 2005 and decreased 10 percent from the year ago period.

Second quarter net income totaled $1.2 million, or $0.01 per diluted share. Included in the second quarter financial statements is a $9.3 million pre-tax charge ($6.0 million on an after-tax basis), equivalent to $0.07 per diluted share, resulting from a July 22, 2005 jury award against Micrel in a contract dispute. The Company accrued the award amount in the second quarter in conformance with GAAP since the jury verdict occurred before the release of the second quarter financial results. The Company and its legal counsel strongly believe that there are grounds to challenge the verdict both at the trial court level and on appeal. Excluding this non-recurring charge, second quarter net income would have been $7.2 million, or $0.08 per diluted share. Net income was $6.6 million, or $0.07 per diluted share, in the first quarter of 2005 and $14.0 million, or $0.15 per diluted share in the second quarter of 2004. In the year ago period, the Company reversed accruals for potential payroll tax and income tax liabilities upon the resolution of a tax audit which resulted in an aggregate, one-time increase in net income of $6.3 million, or $0.07 per diluted share.

                                     -more-

Micrel Reports Sequential Increase in Revenues And Gross Margins
Page 2

"Micrel's financial condition is probably the best it has ever been," stated Ray Zinn president and chief executive officer of Micrel. "Gross margins improved by almost 2 percentage points to 51.8 percent, while we continued to reduce inventory levels and operate our wafer fabrication facility at less than 50 percent of equipped capacity. Liquidity and cash flows remained solidly positive, with DSOs at its lowest level in eight years, net inventory at its lowest point since early 2001, and a debt balance of less than $200,000, which is the lowest it's been in the Company's history."

   Outlook
   -------
   Visibility into customer demand remains limited and order lead times for the Company's products continue to average two to three weeks. The Company's second quarter book-to-bill ratio was less than one resulting in slightly lower backlog at the start of the third quarter than at the beginning of the second quarter. Short lead times and the high turns-fill environment continue to make it difficult to accurately predict future revenues. Based on current backlog levels and demand estimates, the Company projects that third quarter 2005 revenues will be in a range of $63 million to $67 million. The turns-fill required to achieve this revenue level is approximately 60 percent.

   Zinn concluded, "We continue to be encouraged by our ability to improve gross margins and earnings despite uncertain demand and without having to significantly increase factory utilization. We believe this can be attributed to two factors - continued pricing discipline and ongoing manufacturing cost reductions. The Company has increased gross margins by more than 15 percentage points since their low point in 2002. We are pleased that once again Micrel's gross margins now exceed the long-term analog industry average gross margins of approximately 50 percent."

   Conference Call
   ---------------
   The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, June 27, 2005. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of second quarter 2005 financial results, discuss current business conditions and then respond to questions.

   The call is available, live, to any interested party on a listen only basis by dialing (303) 262-2139 or (800) 240-5318. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected

                                     -more-
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Micrel Reports Sequential Increase in Revenues And Gross Margins
Page 3

to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through August 4, 2005, by dialing (303) 590-3000 or
(800) 405-2236 and entering access code number 11034638. The webcast replay will also be available on the Company's website at www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, backlog, lead times, turns-fill requirements, customer demand, the world economy, and the nature of industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company
from time to time; and Micrel's operating cash flow.   For further discussion
of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

                                     -more-
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Micrel Reports Sequential Increase in Revenues And Gross Margins
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About Micrel

   Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.

                                     -more-

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Micrel Reports Sequential Increase in Revenues And Gross Margins
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
                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                    Three Months Ended      Six Months Ended
                                          June 30,               June 30,
                                   --------------------   --------------------
                                      2005       2004        2005       2004
                                   ---------  ---------   ---------  ---------
Net revenues                       $  62,052  $  68,996   $ 122,737  $ 130,257

Cost of revenues(1)(2)                29,900     34,618      60,209     68,335
                                   ---------  ---------   ---------  ---------
Gross profit                          32,152     34,378      62,528     61,922
                                   ---------  ---------   ---------  ---------
Operating expenses:
  Research and development(2)         11,214      9,689      22,674     20,245
  Selling, general and
   administrative(2)                  10,692      8,573      20,036     17,439
  Amortization of deferred stock
   compensation(1)                       149        577         399      1,172
  Purchased in-process technology         -          -           -         480
  Other expense                        9,282         -        9,282         -
                                   ---------  ---------   ---------  ---------
    Total operating expenses          31,337     18,839      52,391     39,336
                                   ---------  ---------   ---------  ---------
Income from operations                   815     15,539      10,137     22,586
Other income, net                      1,005        289       1,841        538
                                   ---------  ---------   ---------  ---------
Income before income taxes             1,820     15,828      11,978     23,124
Provision for income taxes(2)            637      1,780       4,192      4,501
                                   ---------  ---------   ---------  ---------
Net income                         $   1,183  $  14,048   $   7,786  $  18,623
                                   =========  =========   =========  =========
Net income per share:
  Basic                            $    0.01  $    0.15   $    0.09  $    0.20
                                   =========  =========   =========  =========
  Diluted                          $    0.01  $    0.15   $    0.09  $    0.20
                                   =========  =========   =========  =========
Shares used in computing
 per share amounts:
  Basic                               87,256     92,259      88,165     92,387
                                   =========  =========   =========  =========
  Diluted                             88,097     94,074      88,834     94,666
                                   =========  =========   =========  =========

(1) Amortization of deferred stock
     compensation included in:
      Cost of revenues             $      41  $     177   $      92  $     370
                                   =========  =========   =========  =========
      Research and development     $      39  $     218   $     103  $     436
      Selling, general and
       administrative                    110        359         296        736
                                   ---------  ---------   ---------  ---------
        Total Operating expenses   $     149  $     577   $     399  $   1,172
                                   =========  =========   =========  =========

(2) Effects of reversal of accrued
     tax liabilities included in:
      Cost of revenues              $     -   $  (1,111)  $      -   $  (1,111)
      Research and development            -      (1,697)         -      (1,697)
      Selling, general and
       administrative                     -      (1,140)         -      (1,140)
      Provision for income taxes          -      (2,378)         -      (2,378)
                                   ---------  ---------   ---------  ---------
                                   $      -   $  (6,326)  $      -   $  (6,326)
                                   =========  =========   =========  =========

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Micrel Reports Sequential Increase in Revenues And Gross Margins
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

                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                     June 30,     December 31,
                                                       2005          2004
                                                   ------------   ------------
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and short-term investments   $  138,695     $  147,785
 Accounts receivable, net                                31,285         32,055
 Inventories                                             30,764         35,744
 Deferred income taxes                                   15,916         15,962
 Other current assets                                     1,856          2,488
                                                     ----------     ----------
   Total current assets                                 218,516        234,034

LONG-TERM INVESTMENTS                                     2,003          2,012
PROPERTY, PLANT AND EQUIPMENT, NET                       77,795         81,605
INTANGIBLE ASSETS, NET                                    5,564          6,375
DEFERRED INCOME TAXES                                    10,367          9,663
OTHER ASSETS                                                380            457
                                                     ----------     ----------
TOTAL                                                $  314,625     $  334,146
                                                     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                    $   17,539     $   16,275
 Taxes payable                                               -           4,960
 Deferred income on shipments to distributors            11,983         13,648
 Other current liabilities                               20,073         12,165
 Current portion of long-term debt                          191            164
                                                     ----------     ----------
   Total current liabilities                             49,786         47,212

LONG-TERM DEBT                                               -              83
OTHER LONG-TERM OBLIGATIONS                               1,095          1,964

SHAREHOLDERS' EQUITY:
 Common stock                                            97,764        127,264
 Deferred stock compensation                               (563)        (1,118)
 Accumulated other comprehensive loss                       (69)           (85)
 Retained earnings                                      166,612        158,826
                                                     ----------     ----------
TOTAL SHAREHOLDERS' EQUITY                              263,744        284,887
                                                     ----------     ----------
TOTAL                                                $  314,625     $  334,146
                                                     ==========     ==========